UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023 (May 2, 2023)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO 80241
(Address of principal executive offices)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2023, the Company entered into a CEO employment agreement with Paul Warley, the Company’s newly appointed Chief Executive Officer. The terms of such agreement are summarized below.

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

Paul Warley CEO Employment Agreement

As previously disclosed, on May 1, 2023, the Company’s board of directors appointed Paul Warley as the Company’s President and Chief Executive Officer. Mr. Warley will remain in his current role as the Company’s Chief Financial Officer on an interim basis until his replacement is appointed by the Company's board.

On May 2, 2023, the Company entered into a CEO employment agreement with Mr. Warley. The CEO employment agreement replaces the prior CFO employment agreement with Mr. Warley from December 2022.

The CEO employment agreement provides for a term through December 31, 2025, subject to earlier termination by the Company and Mr. Warley as provided in the employment agreement.

The employment agreement provides that Mr. Warley will receive an annual base salary (“Base Salary”) of $400,000. In addition, to the Base Salary, the Company will pay Mr. Warley a one-time bonus in the amount of $100,000.

Mr. Warley will also be eligible for an annual incentive bonus of up to 75% of his Base Salary if the agreed bonus targets are achieved.

The employment agreement provides that Mr. Warley is eligible to participate in the Company’s standard benefit plans and programs.

In connection with Mr.Warley’s hiring in December 2022 as the Company’s Chief Financial Officer, Mr. Warley received an inducement grant of restricted stock units (“RSUs”) for an aggregate of 700,000 shares of Ascent’s common stock. Mr. Warley retains such RSUs with the same terms as originally granted.

The December 2022 RSU grant was agreed to as an inducement material to Mr. Warley entering into employment with Ascent in December 2022. The RSUs were agreed to and granted in accordance with Nasdaq Listing Rule 5635(c)(4).

Under the terms of Mr. Warley’s existing RSU grant, 20% of the RSUs are fully vested upon grant in December 2022. The remaining 80% of the RSUs shall vest in equal monthly increments over the next thirty-six months. Any outstanding and unvested RSUs will accelerate and fully vest upon the earlier of (i) a change of control and (ii) the termination of Mr. Warley’s employment for any reason other than (x) by the Company for cause or (y) by Mr. Warley without good reason.

The RSUs shall be settled in eight equal increments on the last business day of each calendar quarter beginning with the initial settlement date of December 31, 2024. Notwithstanding the foregoing, any RSUs that are then outstanding and vested will be settled upon the earlier of (i) a change of control and (ii) the termination of Mr. Warley’s employment for any reason other than (x) by the Company for cause or (y) by Mr. Warley without good reason. At the election of the Company or Mr. Warley prior to each settlement date, the RSUs shall be “net settled” and the Company shall retain such number of shares for sale on behalf of Mr. Warley at a price equal to the fair market value of the shares on the settlement date as will be sufficient for the payment of withholding tax liability to satisfy obligation of Mr. Warley upon settlement of any RSUs.

Under the employment agreement, if the Company terminates Mr. Warley without cause or Mr. Warley terminates his employment for good reason or a change in control, Mr. Warley will be entitled to receive half of his Base Salary amount then in effect during the period from (i) the termination date through (ii) the end of the term of the employment agreement. In addition, all RSUs and other equity awards will be immediately vested and settled.

The Employment agreement requires Mr. Warley to maintain the confidentiality of the Company’s proprietary information. The employment agreement also includes customary non-competition and non-solicitation provisions that Mr. Warley must comply with for a period of 12 months after termination of his employment with the Company.

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The above summary does not purport to be a complete summary of the employment agreement and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	10.1	CEO Employment Agreement between the Company and Paul Warley dated as of May 1, 2023
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

May 8, 2023	By:	/s/ Paul Warley
Name: Paul Warley
Title: Chief Executive and Chief Financial Officer